EXHIBIT 3.1

                                    STATE OF SOUTH CAROLINA SECRETARY OF STATE

                                             ARTICLES OF INCORPORATION
                                                        OF
                                         GREENWOOD NATIONAL BANCORPORATION

                                                        ONE

                         The  name  of the  corporation  is  GREENWOOD  NATIONAL
BANCORPORATION.

                                                        TWO

         The corporation is organized pursuant to the provisions of the Code of Laws of South Carolina (1976), as amended.

                                                       THREE

         The existence of the corporation shall begin as of the filing date of these Articles of Incorporation with the Secretary of State.

                                                       FOUR

                                  The corporation shall have perpetual duration.

                                                       FIVE

         The corporation is organized for profit and for the purpose of becoming and operating as a bank holding company and engaging in any business and activity not specifically prohibited to bank holding companies under applicable state and federal laws. The corporation shall have all powers necessary to conduct such business and engage in any such activities, including but not limited to, the powers enumerated in the Code of Laws of South Carolina.

                                                        SIX

         The corporation shall have authority to be exercised by the Board of Directors to issue a total of 12,000,000 shares of all classes of stock, which shall consist of not more than 10,000,000 shares of common voting stock of $1.00 par value (the "Common Stock"), and 2,000,000 shares of a special class of stock of $1.00 par value (the "Special Stock"), which shall be designated as the Board of

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Directors  may  determine,  and  which  may be  issued in series by the Board of
Directors. Preferences, limitations and relative rights with respect to the shares of each class of stock of the corporation shall be as hereinafter set forth.
         (a) A holder of record of one or more shares of the Common Stock shall have one (1) vote on any matter submitted to a stockholder vote for each share of the Common Stock held. Holders of common stock have no cumulative voting rights on any matter submitted to a stockholder vote. Holders of the Common Stock are entitled to the entire voting power, all dividends declared, and all assets of the corporation upon liquidation, subject to the rights of holders of the Special Stock to such voting power, dividends, and assets upon liquidation pursuant to paragraph (b) of this Article Six.
         (b) The Special Stock may be divided into and issued from time to time in one or more series as the Board of Directors may determine. Before any shares of the Special Stock of any particular series shall be issued, the Board of Directors shall specify the relative rights, preferences, and limitations as among the shares of such series.

                                                       SEVEN

         No holder of shares of any class of capital stock of the corporation shall have the preemptive right to acquire unissued shares of any class of capital stock of the corporation, unless otherwise provided by the Board of Directors in connection with the establishment of any series of the Special Stock.
                                                       EIGHT

         Notwithstanding any affirmative vote required by law, these Articles of Incorporation, or the Bylaws of this corporation, and except as otherwise provided herein, the following transactions shall require the affirmative vote ("Special Voting Requirement") of the holders of not less than eighty percent (80%) of the outstanding Common Stock of the corporation entitled to vote with respect to each such transaction:

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                       (a) The  merger,  consolidation  or exchange of shares of
         this corporation with any other corporation, partnership, trust, estate or association;

                       (b) The sale or exchange by this corporation of all or a substantial part of its assets to or with such entity;

                       (c) The issuance or delivery by this corporation of any stock or other securities issued by it in exchange or payment for any properties or assets of such entity or securities issued by such entity, or any merger of any affiliate of this corporation with or into such entity or any of its affiliates; or

                       (d) The nonjudicial dissolution of the Corporation.

         Notwithstanding the foregoing, the Special Voting Requirement shall not apply to any such merger, consolidation, sale or exchange, issuance or delivery of stock or other securities, or dissolution which was approved by the affirmative vote of not less than eighty percent (80%) of the directors, nor shall it apply to any such transactions solely between this corporation and another entity fifty percent (50%) or more of the voting stock or voting equity interests of which is owned by this corporation. For purposes of this Article Eight, an "affiliate" is any person (including a corporation, partnership, trust, estate, association or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and, in computing the percentage of outstanding voting stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal. A substantial part of the corporation's assets for purposes of these Articles of Incorporation shall mean assets the book value of which constitute more than twenty percent (20%) of the book value, or the fair market value of which constitutes more than twenty percent (20%) of the fair market value, of the total assets of this corporation and its subsidiaries taken as a whole. The shareholder vote, if any, required for mergers, consolidations,

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exchange of shares,  sales or exchanges  of assets,  issuances of stock or other securities, or dissolution not expressly provided for in these Articles of Incorporation, shall be such as may be required by applicable law.

                                                       NINE

         When evaluating any offer of another party to (a) make a tender or exchange offer for any equity security in this corporation, (b) merge or consolidate this corporation with another corporation, (c) purchase or otherwise acquire all or a substantial part of the assets of this corporation, the board of directors shall, in connection with the exercise of its judgment in determining what is in the best interests of this corporation and its shareholders, give due consideration to (i) all relevant factors, including without limitation, the social, legal, environmental, and economic effects on the employees, customers, suppliers and other constituencies of this corporation and its subsidiaries, on the communities and geographical areas in which this corporation and its subsidiaries operate or are located, and on any of the businesses and properties of this corporation and its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered in relation to the then current market price for the corporation's outstanding shares of capital stock, but also in relation to the then current value of the corporation in a freely negotiated transaction and in relation to the board of directors' estimate of the future value of this corporation (including the unrealized value of its properties and assets) as an independent going concern.
                                                        TEN

         Any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the secretary of the corporation at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the affirmative vote of eighty percent (80%) of the directors.

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                                                      ELEVEN

         Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the corporation, the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding Common Stock of the Corporation shall be required to remove any director or the entire board of directors of the corporation without cause.

                                                      TWELVE

         Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of this corporation, the terms of the members of the board of directors shall be staggered in the manner set forth in this Article Twelve, in lieu of electing the whole number of directors annually. Commencing on the first annual meeting of the shareholders of this corporation, the directors shall be divided by the board into three classes, each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the first annual meeting of shareholders after their election, that of the second class shall expire at the second annual meeting after the election, and that of the third class shall expire at the end of the third annual meeting after their election. After each annual meeting after such classification the number of directors equal to the number of the class whose terms expires at the time of such meeting shall be elected to hold office until the third such succeeding annual meeting. The provisions of this Article Fourteen shall apply only when the board of directors consists of nine or more members; if the board consists of less than nine members, the term of each such member shall expire at the next annual meeting of the shareholders of the corporation.

                                                     THIRTEEN

         Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the corporation, the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding Common Stock of the corporation shall be required to amend or repeal Articles Eight, Nine, Ten, Eleven, Twelve and Thirteen of the Articles of Incorporation or to adopt provisions

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inconsistent with such provisions,  unless not less than eighty percent (80%) of the directors approve such amendment, in which case the voting requirements otherwise provided for by law shall apply.

                                                     FOURTEEN

         If any provision or any part of any provision of these Articles of Incorporation is found to be not valid for any reason, said provisions shall be entirely severable from, and shall have no effect upon, the remaining provisions of these Articles of Incorporation.

                                                      FIFTEEN

         The initial registered office of the corporation shall be at:
                                       332 Main Street
                                       Suite 201,
                                       Greenwood, South Carolina 29646

The initial registered agent of the corporation at such address shall be William
G. Stevens.

                                                      SIXTEEN

The initial Board of Directors shall consist of thirteen members whose names and addresses are as follows:


NAME                           ADDRESS

David P. Allred, M.D.          310 Hunting Road
                               Greenwood,  SC

Robert C. Coleman              #5 Harper Lane
                               Greenwood, SC
John W.  Drummond              Box 127
                               Ninety Six, SC

Patricia C. Edmonds            Post Office Box
135 Greenwood,  SC

H. Edward Munnerlyn            1220 Calhoun Road
                               Greenwood, SC

George B. Park                 2860 Cokesbury Road
                               Greenwood, SC

Joe H. Patrick, Jr.            660 Chinquapin Road
                               Greenwood, SC

Henry H. Robinson III          111 Ashford Place
                               Greenwood, SC

Wayne Q. Justesen, Jr          133 Gatewood Drive
                               Greenwood, SC


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         Charles J. Rogers, Jr.                               121 Rutledge Road
                                                              Greenwood, SC
         William G. Stevens                                   134 Gatewood Drive
                                                              Greenwood, SC
         Lex D. Walters, Ph.D.                                193 Partridge Road
                                                              Greenwood, SC
         Thomas D. Wingard                                    104 Lodge Drive
                                                              Greenwood, SC

                                                     SEVENTEEN

         Every person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Director or Officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director or officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to the South Carolina Business Corporation Act, as may be amended from time to time, against all expenses, liabilities, and losses (including without limitation attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers, or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, Board of Director plan of indemnification, vote of Shareholders, provision of law, or otherwise, as well as their rights under this Article.
         The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, against any liability asserted against such

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person and incurred in any such capacity or arising out of such status,  whether or not the Corporation would have the power to indemnify such person.

                                                     EIGHTEEN

                              The name and  address  of the  incorporator  is as
follows:
                                                       William G. Stevens
                                                       134 Gatewood Drive
                                                       Greenwood, South Carolina

/s/ WILLIAM G. STEVENS                                  WILLIAM G. STEVENS
Signature of Incorporator                               Type or Print Name




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